                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                       FORM 15

Certificate and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  Commission File Number 0-28516
                                                                         -------

                             GROUPMED INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Exact name of registrant as specified in its charter)

                   3095 SOUTH GRADE ROAD, SUITE B, ALPINE, CA 91901
--------------------------------------------------------------------------------
            (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

                                     COMMON STOCK
--------------------------------------------------------------------------------
               (Title of each class of securities covered by this Form)


--------------------------------------------------------------------------------
             (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [X]  Rule 12h-3(b)(1)(i)      [ ]
         Rule 12g-4(a)(1)(ii)     [ ]  Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(2)(i)      [ ]  Rule 12h-3(b)(2)(i)      [ ]
         Rule 12g-4(a)(2)(ii)     [ ]  Rule 12h-3(b)(2)(ii)     [ ]
                                       Rule 15d-6               [ ]

    Approximate number of holders of record as of the certification or notice
date:      180
     -----------------

    Pursuant to the requirements of the Securities exchange Act of 1934 ABC Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            GROUPMED
                                            INTERNATIONAL, INC.


DATE: November 21, 1996             BY:     /S/ Daniel N. Lomax
     -----------------                      ------------------------------
                                            DANIEL N. LOMAX
                                            President